Filed pursuant to rule 433

File No. 333-270327

CITIGROUP INC.

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

6.500% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES JJ

Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	1,000,000 depositary shares, each representing a 1/25th interest in a share of perpetual 6.500% Fixed Rate Reset Noncumulative Preferred Stock, Series JJ (the “Series JJ preferred stock”).

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	February 5, 2026

Settlement Date:	February 12, 2026 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series JJ preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$1,000,000,000

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$985,000,000 (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 15th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) (i) from, and including, the date of issuance of the Series JJ preferred stock to, but excluding, May 15, 2031 (the “First Reset Date”), at an annual rate of 6.500% on the liquidation preference amount of $25,000 per share of Series JJ preferred stock (equivalent to $1,000 liquidation preference per depositary share), quarterly in arrears, beginning on May 15, 2026 and (ii) from, and including, the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date plus 2.745% on the liquidation preference amount of $25,000 per share of Series JJ preferred stock (equivalent to $1,000 liquidation preference per depositary share), quarterly in arrears, beginning on August 15, 2031.

Reset Period:	The period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding reset date

Reset Dividend Determination Date:	In respect of any reset period, the day that is three business days prior to the beginning of such reset period

First Dividend Payment Date:	If declared, May 15, 2026

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior approval of the Federal Reserve, Citigroup may redeem the Series JJ preferred stock in whole at any time or in part, from time to time, on any dividend payment date on or after the First Reset Date or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated February 5, 2026), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

CITIGROUP INC.

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

6.500% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES JJ

Listing:	None

Voting Rights:	The holders of the Series JJ preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series JJ preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP / ISIN:	172967QK0 / US172967QK06

Use of Proceeds:	Citigroup expects to use the net proceeds from the sale of the depositary shares representing interests in the Series JJ preferred stock for general corporate purposes, which may include the partial or full redemption of outstanding shares of Citigroup preferred stock and related depositary shares, as applicable, and repurchases and redemptions of other outstanding securities of Citigroup and its subsidiaries, including Citigroup common stock.

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.
Senior Co-Managers:

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Danske Markets Inc.

Deutsche Bank Securities Inc.

Erste Group Bank AG

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

CITIGROUP INC.

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

6.500% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES JJ

Junior Co-Managers:

AmeriVet Securities, Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

CaixaBank, S.A.

China CITIC Bank International Limited

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

Drexel Hamilton, LLC

Emirates NBD Bank PJSC

FHN Financial Securities Corp.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nykredit Bank A/S

Oversea-Chinese Banking Corporation Limited

R. Seelaus & Co., LLC

Regions Securities LLC

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

UBS Securities LLC

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the related prospectus supplement and accompanying prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request these documents by calling toll-free in the United States 1-800-831-9146.